Exhibit 99.1

Contacts:      Pat Sheaffer, Ron Wysaske or Kevin Lycklama,
Riverview Bancorp, Inc. 360-693-6650

RIVERVIEW BANCORP, INC.
ANNOUNCES NEW DIRECTOR

Vancouver, WA. August 28, 2015 – Riverview Bancorp, Inc. (the "Company") (NASDAQ Global Market: RVSB), the holding company for Riverview Community Bank (the "Bank"), announced today its appointment of James M. Chadwick to the Boards of Directors of the Company and the Bank.  Mr. Chadwick is a portfolio manager and Director of Research for Ancora Advisors LLC.

The appointment is part of an agreement (the “Agreement”) with Ancora Advisors, LLC, an investment advisor in Cleveland, Ohio and certain affiliated entities and others (collectively, the "Ancora Parties").   The term of the Agreement is scheduled to continue through the later of the date of the Company's Annual Meeting of Stockholders in 2017 or six months after the last day Mr. Chadwick (or any substitute nominee) serves as a director of the Company or the Bank. During the term of the Agreement, the Ancora Parties and Mr. Chadwick will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company's Board of Directors, initiate or solicit stockholder proposals or seek to place any representatives on the Company's Board of Directors (other than any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company's stockholders, vote for any nominee to the Company's Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. Chadwick from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

Pat Sheaffer, the Company's Chairman and Chief Executive Officer, said "We are pleased to have Jim joining the board as a representative of the investment community and believe it will be productive to have an institutional shareholder represented on the board.  He brings to the board significant financial expertise and experience in strategic investments."

RVSB

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $860 million, it is the parent company of the 92 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

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